                                                                  Exhibit 3.1(a)


                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                                 GARGOYLES, INC.


                                 ARTICLE 1. NAME

         The name of this corporation is Gargoyles, Inc.

                                ARTICLE 2. SHARES

         The total number of shares which the corporation is authorized to issue is 4,000,000, consisting of 2,000,000 shares of Common Stock without par value and 2,000,000 shares of Preferred Stock without par value.

                          ARTICLE 3. PREEMPTIVE RIGHTS

         No preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of this corporation.

                          ARTICLE 4. CUMULATIVE VOTING

         The right to cumulate votes in the election of Directors shall not exist with respect to shares of stock of this corporation.

                                ARTICLE 5. BYLAWS

         The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of this corporation, subject to the power of the shareholders to amend or repeal such Bylaws. The shareholders shall also have the power to amend or repeal the Bylaws of this corporation and to adopt new Bylaws.

                              ARTICLE 6. DIRECTORS

         The number of Directors of this corporation shall be determined in the manner provided by the Bylaws and may be increased or decreased from time to time in the manner provided therein.

                   ARTICLE 7. LIMITATION OF DIRECTOR LIABILITY

         To the full extent that the Washington Business Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of Directors, a Director of this corporation shall not be liable to this corporation or its shareholders for monetary damages for conduct as a Director. Any amendments to or repeal of this Article 7 shall not adversely affect any right or protection of a Director of this corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment of repeal.

                      ARTICLE 8. AMENDMENTS TO ARTICLES OF INCORPORATION

         This corporation reserves the right to amend or repeal any of the provisions contained in these Articles of Incorporation in any manner now or hereafter permitted by law, and the rights of the shareholders of this corporation are granted subject to this reservation. The Articles of Incorporation may also be amended by unanimous written consent of the shareholders of the corporation.

Dated:  July 26, 1995


                                       GARGOYLES, INC.


                                       By: /s/ Douglas B. Hauff
                                           ---------------------------
                                           Douglas B. Hauff, President

                                      -2-